Exhibit 6.5

ASSIGNMENT, CONSENT AND Assumption OF CONSULTING Agreement

This ASSIGNMENT, CONSENT AND ASSUMPTION OF CONSULTING Agreement (this “Agreement”) dated as of March 14, 2017, is entered into by and among The National Union Bank of Kinderhook, a national banking association with its principal office in Kinderhook, New York (“Kinderhook”), Patriot Federal Bank, a federally chartered savings bank with its principal office at 211 Eric Boulevard, Canajoharie, New York (“Patriot”) and Gordon Coleman, an individual and resident of the State of New York (“Mr. Coleman”).

RECITALS:

WHEREAS, Mr. Coleman currently performs consulting services for Patriot, pursuant to a certain Consulting Agreement by and between Patriot and Mr. Coleman dated effective as of December 31, 2012 (The “Consulting Agreement”) attached hereto as Exhibit A and incorporated by reference herein; and

WHEREAS, Patriot has agreed to be acquired by and merge with and into Kinderhook, pursuant to that certain Agreement and Plan of Merger by and among Kinderhook Bank Corp., Kinderhook and Patriot (the “Merger Agreement”); and

WHEREAS, subject to and upon consummation of the transaction contemplated in the Merger Agreement, Patriot wishes to assign and Kinderhook wishes to assume the Consulting Agreement, and Mr. Coleman consents to the assignment by Patriot and the assumption of the Consulting Agreement by Kinderhook and hereby agrees to serve as a consultant for Kinderhook; and

NOW THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT:

Section 1.          Assumption. As of the Effective Date, Kinderhook hereby (a) assumes the Consulting Agreement, (b) agrees to perform and be bound by all of the obligations and satisfy all of the conditions to be performed or satisfied by Patriot under the provisions of the Consulting Agreement, with the full force and effect, subject to the clarifications set forth herein, as if Kinderhook had originally executed the Consulting Agreement with Mr. Coleman. Patriot and Mr. Coleman hereby (a) consent to this Assignment and Assumption of Consulting Agreement as set forth herein, and (b) Mr. Coleman agrees to perform his duties, pursuant to the Consulting Agreement and the assumption thereof pursuant to this Agreement, with the full force and effect as if it had entered into the Consulting Agreement with Kinderhook originally.

Section 2.          General Provisions.

Section 2.1.         Effectiveness. This Agreement shall become effective only upon execution and delivery by all parties hereto, and the occurrence of the Effective Date, as defined in the Merger Agreement.

Section 2.2          Complete Understanding. This Agreement represents the complete understanding among the parties hereto as to the subject matter hereof, and supersedes all prior negotiations, representations, guaranties, warranties, promises, statements or agreements, either written or oral, among the parties hereto as to the same.

Section 2.3          Applicable Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York without any consideration to choice or conflict of law principles.

Section 2.4           Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

Section 2.5           Counterparts. This Agreement may be executed in one or more counterparts, and all such executed counterparts shall constitute one agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or same counterpart. Any signature to this Agreement transmitted by email or facsimile shall be deemed an original signature hereto.

Section 2.6           Authority. Each of the parties to this Agreement represents and warrants that it has full power and authority to execute this Agreement and to perform its obligations hereunder and that any and all consents and/or approvals necessary and/or required in connection therewith have been obtained.

[Signature page follows]

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IN WITNESS WHEREOF, Kinderhook and Mr. Coleman have duly executed this Agreement effective as of the Effective Date written above.

GORDON COLEMAN

/s/ Gordon Coleman

THE NATIONAL UNION BANK OF KINDERHOOK

By:	/s/John Balli
Name: John Balli
Title: President and Chief Executive Officer

PATRIOT FEDERAL BANK

By:	/s/ Kathleen Wolfe
President and Chief Executive Officer

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